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                                                                   EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




We have issued our reports dated August 15, 2000, accompanying the financial statements and schedule of Jaco Electronics, Inc. and Subsidiaries and our report dated October 3, 2000 accompanying the financial statements of Interface Electronics Corp. as of December 31, 1999 and for the year then ended contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

/s/ GRANT THORNTON LLP

GRANT THORNTON LLP



Melville, NY


November 13, 2000